UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: February 12, 2015
Date of earliest event reported: February 6, 2015

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 6, 2015, Euramax Holding, Inc. (“Euramax” or the "Company") entered into a Ninth Amendment (the “Amendment”) to the Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement (the "ABL Credit Facility"). Borrowings under the revolving credit facility made available pursuant to the ABL Credit Facility are subject to a borrowing base limit and satisfaction of certain conditions. The borrowing base for the existing revolving credit facility includes, subject to notice by the Company and the satisfaction of certain other specified conditions, three mutually exclusive seasonal overadvance amounts, “Seasonal Overadvance (Type A)” in the amount of $15.0 million, “Seasonal Overadvance (Type B)” in the amount of $9 million and “Seasonal Overadvance (Type C)” in the amount of $6.0 million. Pursuant to the Amendment, the Company requested the addition of the “Seasonal Overadvance (Type B)” amount to the borrowing base, and the ABL Credit Facility was amended to, among other items, (i) provide for alternate conditions for the “Seasonal Overadvance (Type B)” amount, which will only apply during a specified period in fiscal year 2015, as further described below, (ii) condition availability of the “Seasonal Overadvance (Type A)” amount on the continued satisfaction of the applicable overadvance conditions relating thereto, as further described below, and (iii) amend the financial covenants to, among other things, change certain of the conditions governing when such financial covenants are applicable.
Pursuant to the Amendment, if the “Seasonal Overadvance (Type B)” conditions are not satisfied at any time during the period from January 26, 2015 through April 30, 2015, then the alternate “Seasonal Overadvance (Type B)” conditions shall apply instead during such period. Pursuant to the alternate “Seasonal Overadvance (Type B)” conditions, inclusion of the alternate “Seasonal Overadvance (Type B)” amount in the borrowing base shall be subject to, among other conditions, (i) the Company's demonstrating compliance with (A) a U.S. fixed charge coverage ratio for the most recently ended twelve-month test period of 0.85 to 1.00 and (B) a specified minimum consolidated adjusted EBITDA covenant for the most recently ended twelve-month period of $52,000,000, (ii) payment of a fee equal to 0.20% of the applicable seasonal overadvance amount (the “Seasonal Overadvance Fee) and (iii) other customary conditions.
In addition, the Amendment amended the ABL Credit Facility to condition availability of the “Seasonal Overadvance (Type A)” amount in the borrowing base on the continued compliance with the applicable overadvance conditions for such amount. Under the ABL Credit Facility the “Seasonal Overadvance (Type A)” amount is available to the Company from February 1 of each year through May 31 of each such year (each, a “Type A Period”), subject to among other conditions (i) the Company's demonstrating compliance with a fixed charge coverage ratio covenant of 1.00 to 1.00, (ii) payment of the Seasonal Overadvance Fee (except to the extent already paid during such calendar year), (iii) other customary conditions and (iv) pursuant to the Amendment, continued compliance with the foregoing eligibility requirements with respect to any Type A Period, with the “Type A” seasonal overadvance amount being reduced to $0 at any time such conditions fail to be satisfied during such Type A Period.
The Amendment also (i) provides for the suspension of the testing of the fixed charge coverage ratio financial covenant in the ABL Credit Facility that is otherwise applicable during certain financial covenant testing periods at any time when the regular “Seasonal Overadvance (Type B)” conditions or the “Seasonal Overadvance (Type C)” conditions are satisfied, and (ii) provides for the suspension of the testing of the minimum consolidated adjusted EBITDA covenant that is otherwise applicable during certain financial covenant testing periods at any time when the regular “Seasonal Overadvance (Type B)” conditions and the “Seasonal Overadvance (Type C)” conditions are not satisfied.
The description of the Ninth Amendment to the ABL Credit Facility set forth above is not complete and is qualified entirely by reference to the full text of the Ninth Amendment to the ABL Credit Facility filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 above and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Ninth Amendment to the Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement, dated February 6, 2015, by and among Euramax International, Inc., as borrower, Euramax Holdings, Inc. and Amerimax Richmond Company, as guarantors, Regions Bank, as Collateral and Administrative Agent and Regions Business Capital, as Sole Lead Arranger and Bookrunner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 12, 2015

EURAMAX HOLDINGS, INC.

By:	/s/ Mary S. Cullin
Name: Mary S. Cullin
Title: Senior Vice President, Chief Financial Officer and Treasurer